EXHIBIT 4.01.9





              EIGHTH AMENDMENT TO REVOLVING CREDIT

                     AND SECURITY AGREEMENT

     THIS EIGHTH AMENDMENT TO REVOLVING CREDIT AND SECURITY AGREEMENT (this "Amendment") is made as of May 7, 2002, among SWANK, INC., a corporation organized under the laws of the State of Delaware (the "Borrower"), and PNC BANK, NATIONAL ASSOCIATION, a national banking association ("PNC"), as agent for the Lenders described below (in such capacity, the "Agent") and as a Lender.

                      W I T N E S S E T H:

     A. Pursuant to the Revolving Credit and Security Agreement dated as of July 27, 1998, as amended by the Amendment to Revolving Credit and Security Agreement dated as of July 12, 1999, the Second Amendment to Loan Documents dated as of October 29, 1999, the Third Amendment to Revolving Credit and Security Agreement dated as of December 31, 1999, the Fourth Amendment to Loan Documents dated as of October 18, 2000, the Fifth Amendment to Revolving Credit and Security Agreement dated as of April 27, 2001, the Sixth Amendment to Revolving Credit and Security Agreement dated as of June 8, 2001, and the Seventh Amendment to Revolving Credit and Security Agreement dated as of July 16, 2001 (as further amended, supplemented or modified from time to time, the "Credit Agreement"), by and among the Borrower, the financial institutions and insurance companies which are now or which hereafter become a party thereto (collectively, the "Lenders" and individually a "Lender"), and the Agent, as agent for the Lenders, the Lenders agreed to make revolving credit loans to, and issue letters of credit for the account of, the Borrower upon the terms and conditions set forth therein.

     B.   PNC is currently the sole Lender.

     C. The Borrower, the sole Lender and the Agent have agreed to amend the Credit Agreement upon the terms and conditions set forth herein.

     NOW, THEREFORE, in consideration of the premises and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Borrower, the sole Lender and the Agent agree as follows:

     1. Capitalized terms used in this Amendment shall have the same meanings given them in the Credit Agreement, unless otherwise defined herein.

     2.   The definition of "Maximum Revolving Advance Amount" in
Section 1.2 of the Credit Agreement (last amended in the Seventh Amendment to Revolving Credit and Security Agreement) is hereby amended to add the following immediately after the phrase "twenty-five million dollars ($25,000,000) at all other times after the sale of the Women's Jewelry Business":

     "until May 7, 2002 and (c)  "twenty-three million dollars
     ($23,000,000) at all other times on and after May 7, 2002."

     3.   The definition of "Maximum Seasonal Advance Amount" in
Section 1.2 of the Credit Agreement is hereby amended to add the following at the end thereof:

          "The Maximum Seasonal Advance Amount set forth in the foregoing sentence shall be increased by the applicable additional amount (such additional amount, the "Seasonal Over Advance Amount" and each Advance made under the Seasonal Over Advance Amount, a "Seasonal Over Advance") for the applicable period set forth below; provided that no such increase shall be made unless the Agent shall have received the unconditional, unsecured, joint and several personal guaranty of Marshal Tulin and John Tulin (the "Tulin Guaranty") limited in amount to $750,000 (plus interest from the date of demand for payment and costs of collection) to secure repayment of Seasonal Over Advances. The Tulin Guaranty must remain in place as long as any portion of any Seasonal Over Advance remains outstanding. The Seasonal Over Advance Amount shall be $1,500,000 for the period from July 1, 2002 through October 15, 2002. No Seasonal Over Advance shall be permitted after October 15, 2002."

     4. Section 6.10 of the Credit Agreement is hereby amended to delete the final date and amount (for December 31, 2001) at the end of the table contained therein and to add the following at the end of such table:


           "Quarter                Minimum Tangible
           Ending                     Net Worth

           December 31, 2001          $3,800,000
           March 31, 2002             $2,900,000
           June 30, 2002              $1,900,000
           September 30, 2002         $2,600,000
           December 31, 2002          $4,700,000"


     5.   The first sentence of Section 13.1 of the Credit
Agreement (last amended in the Fifth Amendment to Revolving
Credit and Security Agreement) is hereby amended to delete "June
25, 2002" and to insert "June 25, 2003" in lieu thereof.


     6. The Borrower hereby releases any claims that the Borrower has or could have had against the Agent and Lender with respect to the reduction in the Maximum Revolving Advance Amount from twenty-five million dollars ($25,000,000) to twenty-three million dollars ($23,000,000).

     7. In its March 19, 2002 letter to the Borrower, among other things, the Agent agreed to grant, and the Agent hereby grants, a waiver of the Borrower's non-compliance with Section
6.10 of the Credit Agreement for the quarter ended December 31, 2001 and of any Event of Default that would otherwise result from
said violation of said Section as stated.   The Borrower agrees
that it will comply fully with said Section 6.10 (as amended by this Agreement) and all other provisions of the Credit Agreement and the Other Documents, which remain in full force and effect, irrespective of this waiver. Except as expressly described above, this waiver shall not constitute (a) a modification or an alteration of the terms, conditions or covenants of the Credit Agreement or any Other Documents or (b) a waiver, release or limitation upon the Agent's exercise of any of its rights and remedies thereunder, which shall not relieve or release the Borrower or any guarantor in any way from any of its respective duties, obligations, covenants or agreements under the Credit Agreement or the Other Documents or from the consequences of any Event of Default thereunder, except as expressly described above. This waiver shall not obligate the Agent, or be construed to require the Agent, to waive any other Events of Default or defaults whether now existing or which may occur after the date of this waiver.

     8. The Borrower has heretofore paid Twenty-Five Thousand Dollars ($25,000.00) to the Agent and Lender as a waiver fee for waiving compliance with Section 6.10 of the Credit Agreement, as set forth in the Agent's March 19, 2002 letter to the Borrower and Section 7 above. Contemporaneously herewith, the Borrower shall pay a one-time fee of Twenty-Five Thousand Dollars ($25,000.00) in immediately available funds to the Agent and Lender as an extension fee for extending the maturity of the Revolving Credit Facility, as set forth in Section 5 above.

     9. In order to induce the sole Lender and the Agent to enter into this Amendment, the Borrower hereby represents and warrants that:

          (a) after giving effect to and complying with the provisions of this Amendment, no Default or Event of Default has occurred and is continuing;

           (b) that the Tulin Guaranty has been approved by its Board of Directors and that Borrower has undertaken all notification and other filings and submission as may be required of Borrower under any and all applicable federal and state laws, rules and regulations and under any and all applicable stock exchange rules and regulations with respect to the Tulin Guaranty, this Amendment, and as otherwise required of Borrower.

           (c) this Amendment has been duly authorized, executed and delivered by the Borrower and constitutes its legal, valid and binding obligation, enforceable in accordance with its terms;

           (d) the Credit Agreement and each of the Other Documents to which the Borrower is a party, after giving effect to this Amendment and the transactions contemplated hereby, continue to be in full force and effect and to constitute the legal, valid and binding obligations of the Borrower, enforceable against the Borrower in accordance with their respective terms; and

           (e) the representations and warranties made by the Borrower in or pursuant to the Credit Agreement or any Other Document, or which are contained in any certificate, document or financial or other statement furnished at any time under or in connection herewith or therewith, are each true and correct in all material respects on and as of the date hereof, as though made on and as of such date.

     (10) This Amendment shall become effective as of the date above upon receipt by the Agent of (a) two (2) copies of this Amendment executed by the Borrower and (b) the extension fee referred to in the second sentence of Section 8 above.

     (11) The Borrower hereby confirms that all liens granted on the Collateral that have not previously been expressly released in writing shall continue unimpaired and in full force and effect.

     (12) This Amendment may be executed in several counterparts, each of which, when executed and delivered, shall be deemed an original, and all of which together shall constitute one agreement. Any signature delivered by a party by facsimile transmission shall be deemed to be an original signature hereto.

     (13) This Amendment shall be governed by and construed in accordance with the laws of the State of New York applied to contracts to be performed wholly within the State of New York, without giving effect to the conflicts of law rules that would defer to the substantive laws of another jurisdiction. This Amendment shall be binding upon and inure to the benefit of the Borrower, the Lenders and the Agent, and their respective successors and permitted assigns.

     (14) From and after the effectiveness hereof, all references to the Credit Agreement in the Other Documents shall mean the Credit Agreement as amended and modified by this Amendment.

     (15) Except as amended and otherwise modified by this Amendment, the Credit Agreement and the Other Documents shall remain in full force and effect in accordance with their respective terms. Except as expressly provided herein, this Amendment shall not constitute an amendment, waiver, consent or release with respect to any provision of the Credit Agreement or any Other Document, a waiver of any Default or Event of Default thereunder, or a waiver or release of any of the Agent's or any Lender's rights or remedies (all of which are hereby reserved). The Borrower expressly ratifies and confirms the waiver of jury trial and other provisions of Section 12.3 of the Credit Agreement.


                 [signatures on following page]


     IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be duly executed and delivered by their proper and duly authorized officers as of the day and year first above written.


ATTEST:                          SWANK, INC.

/s/ Laura M. Nicholson           By:  /s/ Jerold R. Kassner
                                 Name:  Jerold R. Kassner
                                 Title:  CFO


                                 PNC BANK, NATIONAL ASSOCIATION,
                                 As Lender and as Agent
                                 By:  /s/ Arthur Lippens
                                 Name:  Arthur Lippens
                                 Title:  Vice President